Exhibit 99.1

Eli Lilly and Company Lilly Corporate Center Indianapolis, Indiana 46285 U.S.A.
www.lilly.com
Date: January 28, 2010

For Release:	Immediately
Refer to:	(317) 276-5795 — Mark E. Taylor (Media) (317) 655-6874 — Philip Johnson (Investors)
Lilly Reports Fourth-Quarter and Full-Year 2009 Results
•	Double-digit revenue growth in Q4 driven by higher volume

•	Weaker dollar results in decreased Q4 gross margin

•	Company delivers Q4 earnings per share of $.83 (reported) or $.91 (pro forma non-GAAP)

•	Full-year 2009 EPS rises to $3.94 (reported) or $4.42 (pro forma non-GAAP)

•	Eight products each exceed $1 billion in annual sales

•	2010 EPS guidance range reconfirmed at $4.65 to $4.85
Eli Lilly and Company (NYSE: LLY) today announced financial results for the fourth quarter and full year of 2009.

	Fourth Quarter		%	Full Year		%
$ in millions, except per share data	2009	2008	Growth	2009	2008	Growth
Total Revenue — Reported	$5,934.2	$5,204.4	14%	$21,836.0	$20,371.9	7%
Net Income (loss) — Reported	915.4	(3,629.4)	NM	4,328.8	(2,071.9)	NM
EPS (Loss per share) — Reported	.83	(3.31)	NM	3.94	(1.89)	NM

Total Revenue — Pro forma	5,934.2	5,261.8	13%	21,836.0	20,732.2	5%
Net Income — Pro forma non-GAAP	999.4	1,116.2	(10)%	4,851.0	4,176.9	16%
EPS — Pro forma non-GAAP	.91	1.02	(11)%	4.42	3.82	16%

NM — not meaningful
Due to significant strategic actions taken by the company, financial results for 2009 and 2008 are presented on both a reported and a pro forma non-GAAP basis. Reported results were prepared in accordance with generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the period. Pro forma non-GAAP results exclude significant items described in the reconciliation tables and also assume the ImClone acquisition was completed January 1, 2008. The pro forma non-GAAP results are presented in order to provide additional insights into the underlying trends in the company’s business. The company’s 2010 financial guidance is also being provided on both a reported and a non-GAAP basis.

“Lilly’s financial results in the fourth quarter completed a year of strong operational performance, highlighted by volume-based revenue gains, improved gross margins and quality earnings growth,” said John C. Lechleiter Ph.D., Lilly’s chairman and chief executive officer. “In 2009, we delivered solid financial results even as we continued to implement a series of actions aimed at speeding innovation to patients and delivering greater value to our customers. In 2010, we are well-positioned, through our new operating structure and development center of excellence, to maximize the value of our portfolio of products worldwide and advance the promising medicines currently in our clinical pipeline.”
Significant Events Over the Last Three Months
•	The company restructured the collaboration agreement executed by Bristol-Myers Squibb and ImClone in 2001 to allow for the co-development and co-commercialization of the late-stage oncology molecule necitumumab (IMC-11F8), which is currently in Phase III clinical testing for non-small cell lung cancer. Under the agreement, both companies will share in the cost of developing and potentially commercializing necitumumab in the U.S., Canada and Japan. Lilly maintains exclusive rights to necitumumab in all other markets.

•	The company signed a co-promotion agreement with Kowa Pharmaceutical America to commercialize Livalo® (pitavastatin) in the United States. Lilly and Kowa Company, Limited have also entered into a licensing agreement related to Livalo in Latin America. Livalo is a statin approved by the U.S. Food and Drug Administration (FDA) in August 2009 for the treatment of primary hyperlipidemia and mixed dyslipidemia.

•	The company entered into an exclusive worldwide license and collaboration agreement with Incyte Corporation for the development and commercialization of Incyte’s oral JAK1/JAK2 inhibitor, INCB28050, and certain follow on compounds, for inflammatory and autoimmune diseases.

•	The FDA approved Zyprexa® Relprevv For Extended Release Injectable Suspension for the treatment of schizophrenia in adults.

•	The FDA approved an expanded indication for Byetta® as a stand-alone medication (monotherapy) along with diet and exercise to improve glycemic control in adults with type 2 diabetes.

•	On January 1, 2010, the company completed the sale of its Tippecanoe manufacturing facility in Lafayette, Indiana to Evonik Industries.
Fourth-Quarter Reported Results
In the fourth quarter of 2009, worldwide total revenue was $5.934 billion, an increase of 14 percent compared with the fourth quarter of 2008. This 14 percent revenue growth was comprised of an increase of 7 percent due to higher volume, 3 percent due to higher prices, and 3 percent due to the impact of foreign exchange rates (numbers do not add due to rounding). Total revenue in the U.S. increased 11 percent to $3.261 billion due to higher prices and wholesaler buying patterns. Total revenue outside the U.S. increased 18 percent to $2.673 billion due to increased demand and the positive impact of foreign exchange rates, partially offset by lower prices.
Gross margin as a percent of total revenue decreased by 6.6 percentage points, to 75.9 percent. Cost of sales increased by 57 percent in the fourth quarter of 2009 compared to the fourth quarter of 2008. The decrease in gross margin was due to the impact of changes in foreign currencies compared to the U.S. dollar on international inventories sold during the quarter, which substantially increased cost of sales in the fourth quarter of 2009, but substantially decreased cost of sales in the fourth quarter of 2008.
Marketing, selling and administrative expenses increased 13 percent compared with the fourth quarter of 2008, to $1.953 billion. The increase was driven by higher marketing and selling expenses outside the U.S. and the impact of foreign exchange rates. Research and development expenses were $1.217 billion, or 21 percent of total revenue. Compared with the fourth quarter of 2008, research and development expenses grew 15 percent due primarily to the ImClone acquisition, increased incentive compensation and increased late-stage clinical trial costs. Total operating expenses, defined as the sum of research and development, marketing, selling and administrative expenses, increased 14 percent compared with the fourth quarter of 2008.
In the fourth quarters of 2009 and 2008, the company recognized charges of $37.9 million and $80.0 million, respectively for asset impairments, restructuring and other special charges primarily related to severance costs from previously announced strategic actions that the company is taking to reduce its cost structure and global workforce. In addition, in the fourth quarter of 2009 the company recognized a charge of $90.0 million related to acquired in-process research and development associated with the in-licensing agreement with Incyte Corporation.
Additionally, in the fourth quarter of 2008, the company recognized pre-tax charges totaling $4.730 billion, or $4.46 per share after tax, related to the acquisition of ImClone Systems. This amount includes a charge of $4.685 billion for in-process research and development, as well as ImClone operating results subsequent to the acquisition, incremental interest costs, and amortization of the intangible asset associated with Erbitux®.
Operating income in the fourth quarter of 2009 rose to $1.205 billion. In the fourth quarter of 2008, the company had reported an operating loss of $3.256 billion, due to the in-process research and development charges associated with the acquisition of ImClone Systems.
Other income (expense) improved $13.4 million, to a net expense of $67.8 million, primarily due to the net loss on investment securities in the fourth quarter of 2008, partially offset by lower net interest income.
The effective tax rate was 19.5 percent in the fourth quarter of 2009. In the fourth quarter of 2008, the company recognized income tax expense of $292.0 million despite having a loss before income taxes of $3.337 billion because the in-process research and development charge related to the ImClone acquisition was not tax deductible. Also in the fourth quarter of 2008, the company recognized a tax benefit of $136.9 million, or $.13 per share, based upon the determination at final resolution of the agreement that a portion of the Zyprexa Eastern District of Pennsylvania settlement charge, taken in the third quarter of 2008, was tax deductible.
Net income and earnings per share increased to $915.4 million and $.83, respectively, compared with fourth-quarter 2008 net loss of $3.629 billion and loss per share of $3.31.
Fourth-Quarter Pro Forma non-GAAP Results
Worldwide pro forma total revenue for the fourth quarter of 2009 was $5.934 billion, an increase of 13 percent compared with the fourth quarter of 2008. This 13 percent revenue growth was comprised of a 6 percent increase due to higher volume, a 3 percent increase due to higher prices, and a 3 percent increase due to the impact of foreign exchange rates (numbers do not add due to rounding). Gross margin as a percent of total revenue decreased by 6.4 percentage points to 75.9 percent. Excluding the impact of the movement of foreign currencies compared to the U.S. dollar on international inventories sold during the quarters, the gross margin as a percent of total revenue for the fourth quarters of 2009 and 2008 was 79.2 percent and 77.7 percent, respectively. Marketing, selling and administrative expenses increased 12 percent, while research and development expenses increased 10 percent. Total operating expenses, defined as the sum of research and development, marketing, selling and administrative expenses, grew 12 percent compared with the fourth quarter of 2008. Operating income decreased 10 percent to $1.333 billion, due to lower gross margins. Excluding the impact of changes in foreign exchange rates, operating income would have increased approximately 15 percent. Other income (expense) improved $41.5 million to a net expense of $67.8 million. The effective tax rate was 21 percent, up from 19.1 percent in the fourth quarter of 2008. Net income and earnings per share decreased 10 percent and 11 percent respectively. Excluding the impact of changes in foreign exchange rates, earnings per share would have increased approximately 16 percent.
Fourth-Quarter Significant Items Affecting Reported Net Income
The reported results for the fourth quarters of 2009 and 2008 were affected by significant items totaling $.08 per share and $4.38 per share, respectively. To reflect the impact of the ImClone acquisition as if the acquisition occurred on January 1, 2008, fourth quarter 2008 pro forma earnings per share have been reduced by $.05 per share. For further detail, see the reconciliation below as well as the footnotes to the pro forma non-GAAP income statement later in this press release.

	Fourth Quarter
	2009	2008	% Growth
Earnings (loss) per share (reported)	$.83	$(3.31)	NM
Tax benefit associated with EDPA settlement	—	(.13)
Asset impairments and restructuring charges	.02	.05
In-process research and development charge associated with Incyte licensing agreement	.05	—
Financial impact of ImClone acquisition, including in-process research and development and other charges	—	4.46
Pro forma as if the ImClone acquisition was completed on January 1, 2008	—	(.05)

Earnings per share (pro forma non-GAAP)	$.91	$1.02	(11)%

NM — not meaningful; numbers in the 2009 fourth quarter column do not add due to rounding.

Full Year 2009 Reported Results
For the full-year 2009, worldwide total revenue increased 7 percent to $21.836 billion compared with 2008. This 7 percent revenue growth was comprised of a 7 percent increase due to higher volume and a 3 percent increase due to higher prices, partially offset by a 3 percent decrease due to the impact of foreign exchange rates. Total revenue in the U.S. increased 12 percent to $12.294 billion due to higher prices and higher demand. Total revenue outside the U.S. increased 1 percent to $9.542 billion due to increased demand, partially offset by the negative impact of foreign exchange rates and lower prices.
Gross margin as a percent of total revenue increased by 2.1 percentage points in 2009, to 80.6 percent. This increase was due to the impact of changes in foreign currencies compared to the U.S. dollar on international inventories sold during the year, which decreased cost of sales in 2009, but increased cost of sales in 2008.
Marketing, selling and administrative expenses increased 4 percent in 2009 compared with 2008, to $6.892 billion. Research and development expenses were $4.327 billion in 2009, or 20 percent of total revenue. Compared with 2008, research and development expenses grew 13 percent due primarily to the ImClone acquisition and increased late-stage clinical trial costs. Total operating expenses, defined as the sum of research and development, marketing, selling and administrative expenses, increased 7 percent in 2009, compared with 2008.
In 2009 the company recognized a charge of $90.0 million related to acquired in-process research and development associated with the in-licensing agreement with Incyte Corporation. In 2008, the company recognized charges of $4.835 billion for acquired in-process research and development associated with the ImClone and SGX acquisitions and the in-licensing agreements with BioMS and TransPharma.
In 2009 the company recognized charges of $692.7 million for asset impairments, restructuring and other special charges primarily related to severance costs from previously announced strategic actions and special charges related to Zyprexa litigation with multiple state attorneys general. In 2008, the company recognized charges totaling $1.974 billion for asset impairments, restructuring and other special charges primarily associated with Zyprexa investigations with the U.S. attorney for the Eastern District of Pennsylvania and multiple states.
Operating income in 2009 rose to $5.587 billion. In 2008, the company reported an operating loss of $1.282 billion due to the in-process research and development charges associated with the acquisition of ImClone Systems.
Other income (expense) in 2009 was a net expense of $229.5 million, compared to a net expense of $26.1 million in 2008, primarily due to lower interest income and higher interest expense resulting from the ImClone acquisition.
The effective tax rate was 19.2 percent for the full-year 2009. In 2008, the company recognized income tax expense of $764.3 million despite having a loss before income taxes of $1.308 billion. The in-process research and development charge recorded in 2008 related to the ImClone acquisition was not tax deductible.
For the full-year 2009, net income and earnings per share increased to $4.329 billion and $3.94, respectively, compared a full-year 2008 net loss of $2.072 billion and loss per share of $1.89.

Full-Year 2009 Pro Forma non-GAAP Results
Worldwide pro forma total revenue for the full-year 2009 was $21.836 billion, an increase of 5 percent compared with 2008. This growth was comprised of a 5 percent increase due to higher volume and a 3 percent increase due to higher prices, partially offset by a 3 percent decrease due to the impact of foreign exchange rates. Gross margin as a percent of total revenue increased by 2.2 percentage points to 80.6 percent. Excluding the impact of the movement in foreign currencies compared to the U.S. dollar on international inventories sold during 2009, the gross margin as a percent of total revenue for 2009 and 2008 was 79.7 percent and 79.1 percent, respectively. Marketing, selling and administrative expenses increased 2 percent, while research and development expenses increased 8 percent. Total operating expenses, defined as the sum of research and development, marketing, selling and administrative expenses, grew 5 percent compared with 2008. Operating income increased 15 percent to $6.370 billion due primarily to higher gross margins. Excluding the impact of changes in foreign exchange rates, operating income would have increased approximately 14 percent. Other income (expense) improved $38.4 million to a net expense of $229.5 million. The effective tax rate for 2009 was 21 percent, up from 20.6 percent in 2008. Net income and earnings per share increased 16 percent, to $4.851 billion and $4.42, respectively. Excluding the impact of changes in foreign exchange rates, earnings per share would have increased approximately 14 percent.
Full-Year 2009 Significant Items Affecting Net Income
In addition to the fourth-quarter 2009 and 2008 significant items previously mentioned, net income for the full-year 2009 and 2008 was also affected by significant items occurring in the first nine months of 2009 and 2008. To reflect the impact of the ImClone acquisition as if the acquisition occurred on January 1, 2008, full-year 2008 pro forma earnings per share have been reduced by $.20 per share. For further detail, see the reconciliation below as well as the footnotes to the pro forma non-GAAP income statement later in this press release.

	Full-Year
	2009	2008	% Growth
Earnings (loss) per share (reported)	$3.94	$(1.89)	NM
Charges related to Zyprexa litigation	.13	1.20
Asset impairments and restructuring charges (included in asset impairments, restructuring and other special charges)	.29	.30
Asset impairments (included in cost of sales)	—	.04
In-process research and development charges associated with Incyte licensing agreement (2009); and SGX acquisition and in-licensing agreements with BioMS and TransPharma (2008)	.05	.10
Benefit from resolution of IRS audit in first quarter of 2008	—	(.19)
Financial impact of ImClone acquisition, including in-process research and development and other charges	—	4.46
Pro forma as if the ImClone acquisition was completed on January 1, 2008	—	(.20)

Earnings per share (pro forma non-GAAP)	$4.42	$3.82	16%

NM — not meaningful; numbers in the full-year 2009 column do not add due to rounding.

Revenue Highlights — Reported

			% Change			% Change
	Fourth Quarter		Over/(Under)	Full Year		Over/(Under)
(Dollars in millions)	2009	2008	2008	2009	2008	2008
Zyprexa	$1,366.5	$1,146.7	19%	$4,915.7	$4,696.1	5%
Cymbalta®	830.8	721.2	15%	3,074.7	2,697.1	14%
Humalog®	530.8	457.9	16%	1,959.0	1,735.8	13%
Alimta®	523.6	318.7	64%	1,706.0	1,154.7	48%
Cialis®	439.5	368.8	19%	1,559.1	1,444.5	8%
Gemzar®	310.5	413.3	(25)%	1,363.2	1,719.8	(21)%
Evista®	262.7	269.0	(2)%	1,030.4	1,075.6	(4)%
Humulin®	273.0	262.4	4%	1,022.0	1,063.2	(4)%
Forteo®	212.8	194.5	9%	816.7	778.7	5%
Strattera®	162.2	146.8	10%	609.4	579.5	5%
Total Revenue[1]	$5,934.2	$5,204.4	14%	$21,836.0	$20,371.9	7%

[1]	Total revenue for the fourth quarter of 2009 includes $120.5 million of Byetta revenue and $95.0 million of Erbitux revenue. Total revenue for the full year of 2009 includes $448.5 million of Byetta revenue and $390.8 million of Erbitux revenue.
Zyprexa
In the fourth quarter of 2009, Zyprexa sales totaled $1.366 billion, an increase of 19 percent compared with the fourth quarter of 2008. U.S. sales of Zyprexa increased 10 percent to $644.6 million, driven by higher prices and, to a lesser extent, wholesaler buying patterns, offset in part by lower demand. Zyprexa sales in international markets increased 28 percent, to $721.9 million, driven by the higher demand and the favorable impact of foreign exchange rates. Demand outside the U.S. was favorably impacted by the withdrawal of generic competition in Germany in early 2009.
For the full year of 2009, worldwide Zyprexa sales increased 5 percent to $4.916 billion. U.S. Zyprexa sales for 2009 were $2.332 billion, a 6 percent increase driven by higher prices, partially offset by lower demand. Zyprexa sales outside the U.S. were $2.584 billion, a 4 percent increase driven by increased demand, partially offset by unfavorable impact of foreign exchange rates.

Cymbalta
For the fourth quarter of 2009, Cymbalta generated $830.8 million in sales, an increase of 15 percent compared with the fourth quarter of 2008. U.S. sales of Cymbalta increased 13 percent, to $680.7 million, driven by higher prices, increased demand and, to a lesser extent, wholesaler buying patterns. Sales outside the U.S. were $150.1 million, an increase of 27 percent, driven primarily by higher demand and favorable impact of foreign exchange rates, partially offset by lower prices.
For the full year of 2009, worldwide Cymbalta sales increased 14 percent to $3.075 billion. U.S. Cymbalta sales for 2009 were $2.552 billion, a 13 percent increase driven by higher prices and higher demand. Cymbalta sales outside the U.S. were $523.0 million, an 18 percent increase driven by increased demand, partially offset by unfavorable impact of foreign exchange rates and lower prices.
Humalog
For the fourth quarter of 2009, worldwide Humalog sales increased 16 percent, to $530.8 million. Sales in the U.S. increased 16 percent to $319.6 million, driven by increased demand, wholesaler buying patterns and higher prices. Sales outside the U.S. increased 16 percent to $211.2 million, driven by higher demand and the favorable impact of foreign exchange rates.
For the full year of 2009, worldwide Humalog sales increased 13 percent to $1.959 billion. U.S. Humalog sales for 2009 were $1.208 billion, a 20 percent increase driven by higher prices, higher demand and wholesaler buying patterns. Humalog sales outside the U.S. were $750.6 million, a 3 percent increase driven by increased demand, partially offset by the unfavorable impact of foreign exchange rates.

Alimta
For the fourth quarter of 2009, Alimta generated sales of $523.6 million, an increase of 64 percent compared with the fourth quarter of 2008. U.S. sales of Alimta increased 42 percent, to $228.8 million, due to increased demand. Sales outside the U.S. increased 87 percent, to $294.8 million, due to increased demand and, to a lesser extent, the favorable impact of foreign exchange rates. Demand outside the U.S. was favorably impacted by the addition in mid-2009 of the non-small cell lung cancer indication in Japan.
For the full-year of 2009, worldwide Alimta sales increased 48 percent to $1.706 billion. U.S. Alimta sales for 2009 were $815.6 million, a 45 percent increase driven by higher demand. Alimta sales outside the U.S. were $890.4 million, a 50 percent increase driven by increased demand, partially offset by the unfavorable impact of foreign exchange rates.
Cialis
Cialis sales for the fourth quarter of 2009 increased 19 percent compared with fourth-quarter 2008 to $439.5 million. U.S. sales of Cialis were $166.2 million in the fourth quarter, a 12 percent increase compared with the fourth quarter of 2008, driven primarily by higher prices. Sales of Cialis outside the U.S. increased 24 percent, to $273.4 million, driven by increased demand, higher prices and the favorable impact of foreign exchange rates.
For the full-year of 2009, worldwide Cialis sales increased 8 percent to $1.559 billion. U.S. Cialis sales for 2009 were $623.3 million, a 16 percent increase driven by higher prices, higher demand and wholesaler buying patterns. Cialis sales outside the U.S. were $935.8 million, a 3 percent increase driven by increased demand and to a lesser extent, increased prices, partially offset by the unfavorable impact of foreign exchange rates.
Gemzar
Gemzar sales totaled $310.5 million in the fourth quarter of 2009, a decrease of 25 percent from the fourth quarter of 2008. Sales in the U.S. increased 3 percent, to $191.3 million, due primarily to higher prices and higher demand, partially offset by wholesaler buying patterns. Sales outside the U.S. decreased 47 percent, to $119.1 million, due to lower demand and lower prices as a result of the entry of generic competition in most major markets.

For the full-year of 2009, worldwide Gemzar sales decreased 21 percent to $1.363 billion. U.S. Gemzar sales for 2009 were $747.4 million, a 2 percent increase driven by higher prices. Gemzar sales outside the U.S. were $615.8 million, a 37 percent decrease driven by lower demand, lower prices and to a lesser extent the unfavorable impact of foreign exchange rates.
Evista
Evista sales were $262.7 million in the fourth quarter of 2009, a 2 percent decrease compared with the fourth quarter of 2008. U.S. sales of Evista decreased 2 percent to $175.9 million, as a result of lower demand, partially offset by higher prices. Sales outside the U.S. decreased 2 percent to $86.8 million, driven by lower prices and, to a lesser extent, lower demand, partially offset by the favorable impact of foreign exchange rates.
For the full-year of 2009, worldwide Evista sales decreased 4 percent to $1.030 billion. U.S. Evista sales for 2009 were $682.2 million, a 3 percent decrease driven by lower demand, partially offset by higher prices. Evista sales outside the U.S. were $348.1 million, a 7 percent decrease driven by decreased demand and, to a lesser extent, lower prices.
Humulin
Worldwide Humulin sales increased 4 percent in the fourth quarter of 2009, to $273.0 million. U.S. sales increased 1 percent to $102.5 million. Sales outside the U.S. increased 6 percent, to $170.5 million, driven by increased demand and the favorable impact of foreign exchange rates, partially offset by lower prices.
For the full-year of 2009, worldwide Humulin sales decreased 4 percent to $1.022 billion. U.S. Humulin sales for 2009 were $402.4 million, a 6 percent increase driven by higher prices, partially offset by lower demand. Humulin sales outside the U.S. were $619.6 million, a 9 percent decrease driven by the unfavorable impact of foreign exchange rates and, to a lesser extent, lower prices, partially offset by increased demand.
Forteo
Fourth-quarter sales of Forteo were $212.8 million, a 9 percent increase compared with the fourth quarter of 2008. U.S. sales of Forteo increased 3 percent, to $129.4 million, driven by higher prices,

partially offset by lower demand. Sales outside the U.S. increased 20 percent, to $83.5 million, due to higher prices and the favorable impact of foreign exchange rates.
For the full-year of 2009, worldwide Forteo sales increased 5 percent to $816.7 million. U.S. Forteo sales for 2009 were $518.3 million, a 6 percent increase driven by higher prices, partially offset by lower demand. Forteo sales outside the U.S. were $298.4 million, a 3 percent increase driven by increased demand and increased prices, partially offset by the unfavorable impact of foreign exchange rates.
Strattera
During the fourth quarter of 2009, Strattera generated $162.2 million of sales, an increase of 10 percent compared with the fourth quarter of 2008. U.S. sales increased 5 percent to $117.5 million, due to higher prices. Sales outside the U.S. increased 26 percent, to $44.7 million, driven by increased demand, the favorable impact of foreign exchange rates and higher prices.
For the full-year of 2009, worldwide Strattera sales increased 5 percent to $609.4 million. U.S. Strattera sales for 2009 were $445.6 million, a 2 percent increase driven by higher prices, partially offset by lower demand. Strattera sales outside the U.S. were $163.7 million, a 15 percent increase driven by increased demand and increased prices, partially offset by the unfavorable impact of foreign exchange rates.
Byetta
Lilly recognizes in revenue its 50 percent share of Byetta’s gross margin in the U.S., 100 percent of Byetta sales outside the U.S., and its sales of Byetta pen delivery devices to its partner, Amylin Pharmaceuticals. For the fourth quarter, Lilly recognized total revenue of $120.5 million for Byetta, an increase of 17 percent.
Worldwide sales of Byetta were $203.6 million in the fourth quarter of 2009, a 9 percent increase compared with the fourth quarter of 2008, driven by growth in international markets. U.S. sales of Byetta increased 1 percent to $163.7 million compared with the fourth quarter of 2008, while sales of Byetta outside the U.S. were $39.9 million.

For the full-year of 2009, worldwide Byetta sales increased 6 percent to $796.5 million. U.S. Byetta sales for 2009 decreased 2 percent to $667.6 million, while sales outside the U.S. increased 77 percent to $128.9 million. For the full-year of 2009, Lilly recognized revenue totaling $448.5 million, representing a 13 percent increase compared with 2008.
Erbitux
Lilly recognizes net royalties received from its Erbitux collaboration partners and revenue from manufactured product sold to these partners. For the fourth quarter, Lilly recognized total revenue of $95.0 million for Erbitux. For the full-year of 2009, Lilly recognized total Erbitux revenue of $390.8 million.
EffientTM
Worldwide Effient sales were $3.8 million in the fourth quarter of 2009. U.S. Effient sales were $1.4 million. Sales outside the U.S. were $2.4 million. The product is in the early phases of launch in both the U.S. and Europe. Lilly and its partner, Daiichi Sankyo, continue to make good progress in gaining reimbursement and access for the product.
For the full-year of 2009, worldwide Effient sales were $27.0 million. U.S. Effient sales for 2009 were $22.5 million. Sales outside the U.S. were $4.5 million.
Animal Health
Worldwide sales of animal health products in the fourth quarter of 2009 were $353.1 million, an increase of 8 percent compared with the fourth quarter of 2008. U.S. sales grew 1 percent, to $187.7 million, primarily due to higher prices and increased sales of Comfortis, partially offset by lower demand of other animal health products. Sales outside the U.S. increased 17 percent, to $165.5 million, driven primarily by increased demand and, to a lesser extent, the favorable impact of foreign exchange rates.
For the full-year of 2009, worldwide animal health sales increased 10 percent to $1.207 billion. U.S. animal health sales for 2009 were $672.2 million, a 25 percent increase primarily due to the inclusion of sales from the Posilac® acquisition completed in October, 2008. Animal health sales outside the U.S. were $535.0 million, a 4 percent decrease driven by the unfavorable impact of foreign exchange rates.

2010 Financial Guidance
The company reconfirmed the 2010 financial guidance that it originally provided at its investment community meeting in December, 2009. Excluding the potential impact of health care reform in the U.S., the company expects 2010 earnings per share of $4.65 to $4.85 on both a reported and a non-GAAP basis.
2010 Earnings Per Share Expectations:

	2010	2009
	Expectations	Results	% Growth
Earnings per share (reported)	$4.65 to $4.85	$3.94	18% to 23%
Charges related to Zyprexa litigation	—	.13
Asset impairments and restructuring charges (included in asset impairments, restructuring and other special charges)	—	.29
In-process research and development charge associated with Incyte licensing agreement	—	.05

Earnings per share (non-GAAP)	$4.65 to $4.85	$4.42	5% to 10%

Numbers in the 2009 column do not add due to rounding.
The company expects volume-driven revenue growth in the high-single digits, driven primarily by Alimta, Cymbalta, Humalog, Cialis, Effient and the exenatide franchise.
The company anticipates that gross margin as a percent of revenue will be flat to declining. Excluding the effect of foreign exchange rates on international inventories sold, the company expects gross margin as a percent of revenue to increase.
Marketing, selling and administrative expenses are projected to grow in the low- to mid-single digits while research and development expenses are projected to grow in the low-double digits.
Other income is expected to be a net expense of between $150.0 and $200.0 million, and the tax rate is expected to be approximately 22 percent.
Cash flows are expected to be sufficient to fund capital expenditures of approximately $1.0 billion, anticipated business development activity and the company’s dividend.

Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the fourth-quarter and full-year 2009 financial results conference call through a link on Lilly’s website at www.lilly.com. The conference call will be held today from 9:00 a.m. to 10:00 a.m. Eastern Standard Time (EST) and will be available for replay via the website through February 26, 2010.
Lilly, a leading innovation-driven corporation, is developing a growing portfolio of pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers — through medicines and information — for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com; Lilly’s clinical trial registry is available at www.lillytrials.com.
F-LLY
This press release contains forward-looking statements that are based on management’s current expectations, but actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. The company’s results may also be affected by such factors as competitive developments affecting current products; rate of sales growth of recently launched products; the timing of anticipated regulatory approvals and launches of new products; regulatory actions regarding currently marketed products; other regulatory developments and government investigations; patent disputes and other litigation involving current and future products; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals, including proposed health care reform currently being discussed by the U.S. Congress; changes in tax law; asset impairments and restructuring charges; acquisitions and business development transactions; and the impact of exchange rates and global macroeconomic conditions. For additional information about the factors that affect the company’s business, please see the company’s latest Form 10-Q filed October 2009 and Form 10-K filed February 2009. The company undertakes no duty to update forward-looking statements.
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Alimta® (pemetrexed, Lilly)

Byetta® (exenatide injection, Amylin Pharmaceuticals)

Cialis® (tadalafil, Lilly)

Cymbalta® (duloxetine hydrochloride, Lilly)

EffientTM (prasugrel, Lilly)

Erbitux® (cetuximab, ImClone Systems, Lilly)

Evista® (raloxifene hydrochloride, Lilly)

Forteo® (teriparatide of recombinant DNA origin injection, Lilly)

Gemzar® (gemcitabine hydrochloride, Lilly)

Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)

Humulin® (human insulin of recombinant DNA origin, Lilly)

Livalo® (pitavastatin, Kowa)

Posilac® (recombinant bovine somatotropin, Lilly)

Strattera® (atomoxetine hydrochloride, Lilly)

Zyprexa® (olanzapine, Lilly)
Eli Lilly and Company Employment Information

	December 31, 2009	December 31, 2008

Worldwide Employees	40,360	40,450

Eli Lilly and Company
Operating Results (Unaudited) — REPORTED
(Dollars in millions, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31			December 31
	2009	2008	% Chg.	2009	2008	% Chg.

Total Revenue	$5,934.2	$5,204.4	14%	$21,836.0	$20,371.9	7%

Cost of sales	1,431.3	909.3	57%	4,247.0	4,376.7	(3)%
Research and development	1,216.7	1,059.3	15%	4,326.5	3,840.9	13%
Marketing, selling and administrative	1,953.3	1,726.6	13%	6,892.5	6,626.4	4%
Acquired in-process research and development	90.0	4,685.4		90.0	4,835.4
Asset impairments, restructuring and other special charges	37.9	80.0		692.7	1,974.0

Operating income (loss)	1,205.0	(3,256.2)	NM	5,587.3	(1,281.5)	NM

Net interest income (expense)	(36.4)	(28.0)		(186.1)	(17.6)
Net other income (expense)	(31.4)	(53.2)		(43.4)	(8.5)

Other income (expense)	(67.8)	(81.2)		(229.5)	(26.1)

Income (loss) before income taxes	1,137.2	(3,337.4)	NM	5,357.8	(1,307.6)	NM
Income taxes	221.8	292.0	(24)%	1,029.0	764.3	35%

Net income (loss)	$915.4	$(3,629.4)	NM	$4,328.8	$(2,071.9)	NM

Earnings (loss) per share — basic	$.83	$(3.31)	NM	$3.94	$(1.89)	NM

Earnings (loss) per share — diluted	$.83	$(3.31)	NM	$3.94	$(1.89)	NM

Dividends paid per share	$.49	$.47	4%	$1.96	$1.88	4%

Weighted-average shares outstanding (thousands) — basic	1,101,420	1,096,491		1,098,338	1,094,499
Weighted-average shares outstanding (thousands) — diluted	1,101,447	1,096,491		1,098,367	1,094,499

NM — not meaningful

Eli Lilly and Company
Operating Results (Unaudited) — Pro forma Non-GAAP
(Dollars in millions, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31			December 31
	2009(a)	2008(c)	% Chg.	2009 (a)(b)	2008(c)(d)	% Chg.

Total Revenue	$5,934.2	$5,261.8	13%	$21,836.0	$20,732.2	5%

Cost of sales	1,431.3	930.9	54%	4,247.0	4,468.5	(5)%
Research and development	1,216.7	1,101.5	10%	4,326.5	4,005.3	8%
Marketing, selling and administrative	1,953.3	1,740.5	12%	6,892.5	6,728.3	2%

Operating income	1,332.9	1,488.9	(10)%	6,370.0	5,530.1	15%

Net interest income (expense)	(36.4)	(59.3)		(186.1)	(238.7)
Net other income (expense)	(31.4)	(50.0)		(43.4)	(29.2)

Other income (expense)	(67.8)	(109.3)		(229.5)	(267.9)

Income before income taxes	1,265.1	1,379.6	(8)%	6,140.5	5,262.2	17%
Income taxes	265.7	263.4	1%	1,289.5	1,085.3	19%

Net income	$999.4	$1,116.2	(10)%	$4,851.0	$4,176.9	16%

Earnings per share — basic	$.91	$1.02	(11)%	$4.42	$3.82	16%

Earnings per share — diluted	$.91	$1.02	(11)%	$4.42	$3.82	16%

Dividends paid per share	$.49	$.47	4%	$1.96	$1.88	4%

Weighted-average shares outstanding (thousands) — basic	1,101,420	1,096,491		1,098,338	1,094,499
Weighted-average shares outstanding (thousands) — diluted	1,101,447	1,096,525		1,098,367	1,094,546

NM — not meaningful

(a)	The fourth quarter and full-year 2009 financial statements have been adjusted to eliminate an asset impairment and restructuring charge of $37.9 million (pretax), or $0.02 (after-tax). This charge is primarily related to severance costs from previously announced strategic actions. In addition, the fourth quarter and full-year 2009 financial statements have been adjusted to eliminate a charge of $90.0 million (pretax), or $0.05 per share (after-tax), for acquired in-process research and development associated with the licensing agreement with Incyte.

(b)	The 2009 full-year financial statement has also been adjusted to eliminate an additional special pretax charge of $230.0 million, or $0.13 per share (after-tax), related with several states’ litigation claims involving Zyprexa. In addition, the full-year 2009 financial statement has been adjusted to eliminate an asset impairment and restructuring charge of $424.8 million (pretax), or $0.26 (after-tax) primarily related to severance costs from previously announced strategic actions.

(c)	The 2008 fourth-quarter and full-year financial statements have been adjusted to eliminate a charge of $4.730 billion (pre-tax), or $4.46 per share (after tax), for acquired in-process research and development as well as ImClone operating results subsequent to the acquisition, including $35.6 million of Erbitux sales, incremental interest costs and amortization of the intangible asset associated with Erbitux; a charge of $80.0 million (pre-tax), or $0.05 per share (after tax), for asset impairments, restructuring and other special charges primarily related to severance costs from previously announced strategic actions; and a tax benefit of $136.9 million, or $0.13 per share, based upon a determination that a portion of the EDPA settlement is tax deductible.

The 2008 fourth quarter financial statement has been adjusted to reflect the acquisition of ImClone as if it was completed by Lilly effective January 1, 2008. This pro forma adjustment reduced earnings per share by $.05.

(d)	The full-year 2008 financial statement has also been adjusted to eliminate charges totaling $1.477 billion (pre-tax), or $1.33 per share (after tax), related to Zyprexa investigations; $150.0 million (pre-tax), or $0.10 per share (after tax), for acquired in-process research and development associated with the SGX acquisition and the in-licensing of compounds from BioMS, and TransPharma; a charge of $474.1 million (pre-tax), or $0.29 per share (after tax), for asset impairments, restructuring, and other special charges; and a discrete income tax benefit of $210.3 million, or $(0.19) per share, related to the resolution of a substantial portion of an IRS audit.

The full-year 2008 financial statement has been adjusted to reflect the acquisition of ImClone as if it was completed by Lilly effective January 1, 2008. This pro forma adjustment reduced earnings per share by $.20.